True Leaf Brands Inc. to Rebrand as Maven Brands Inc.

New brand marks the company's transformation to a leading processor of high-demand craft cannabis

Vernon, British Columbia - October 28, 2021 - True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) ("True Leaf" or the "Company") announced today the Board of Directors have approved a change of the Company's name from "True Leaf Brands Inc." to "Maven Brands Inc." ("Maven"). The proposed name change remains subject to the approval of the Canadian Securities Exchange.

The Company intends to roll out a new brand identity over the next few weeks, reflecting the team's deep roots in the cannabis industry and commitment to excellence in craft cannabis processing.

"A 'maven' is an outstanding expert in their field, eager to share their knowledge and create positive change through new ideas," said Darcy Bomford, Chief Executive Officer. "Over the past year, we've recruited a team of our own legacy market mavens to lead the Company's transition into the cannabis processing sector."

Focused on alleviating the huge processing bottlenecks small producers face in British Columbia, the Company has built what it believes to be an innovative program to provide a streamlined and cost-effective path to market for micro-cultivators and their products. The program will offer quality assurance, on-site microbial remediation, craft-compliant packaging, and national distribution support from the Company's craft cannabis hub facility in Lumby.

"Our new brand, Maven, will strengthen the Company's vision to bring the best in craft cannabis to market with less cost and complexity," said Andrew Gordon, VP of Strategic Growth. "We're embracing a partnership model that allows craft producers to focus on what they love while trusting in the support of industry professionals to realize their objectives in the regulated market. Our team of industry mavens will provide the regulatory guidance and services we believe micro-cultivators need to be successful in today's cannabis retail market."

There is no consolidation of the Company's share capital in connection with the planned name change. The proposed name change will not affect the Company's share structure or the rights of the Company's shareholders. No action is required from shareholders in connection with the proposed name change.

About the Company

True Leaf is a Licensed Producer of cannabis preparing to launch a program to provide path-to-market services for micro-cultivators. The program will operate from the Company's 19,500 square foot facility in Lumby, British Columbia, and offer a full suite of in-house processing services to the craft cannabis community. Learn more at www.trueleafbrands.com.

Investor Contact:

Darcy Bomford

Chief Executive Officer

Darcy@trueleafbrands.com

1 (250) 275-6063

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

This news release contains "forward-looking statements" including, among other things, statements relating to the completion and timing for the two-batch amendment from Health Canada, license to sell cannabis products in retail stores, and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: whether or not the Company will successfully build out and sell units in its Monashee Gateway Business Park, whether or not the Company obtains a federal sales license from Health Canada, the impact of general business, economic, competitive, geopolitical, and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has neither approved nor disapproved of the contents of this press release.